Exhibit 99.1

April 15, 2004

Charlotte, North Carolina

For Immediate Press Release

Please Contact: Randy P. Helton, President & CEO or

         Stephanie Helms @ 704-225-7938

AMERICAN COMMUNITY BANCSHARES, INC. COMPLETES 1ST ACQUISITION

CHARLOTTE, NC, April 15, 2004 – American Community Bancshares, Inc. (Nasdaq SmallCap: ACBA) today announced that it has completed the acquisition of FNB Bancshares, Inc. (Nasdaq OTC Bulletin Board: FNBC), the holding company for First National Bank of the Carolinas based in Gaffney, South Carolina. The merger enables American Community Bancshares, based in Charlotte, NC, to expand into the South Carolina market. The combined company will have $357.9 million in total assets, $272.3 million in total deposits, and shareholders equity of $31.9 million.

“We are very excited about our entry into South Carolina through partnering with such a fine institution as First National Bank of the Carolinas,” said Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. “With these new offices, we will continue to develop strong consumer and small business relationships. This merger also provides an outstanding opportunity to start expanding our footprint into other promising South Carolina markets.”

First National Bank of the Carolinas will become a wholly-owned subsidiary of American Community Bancshares. The system integration is expected to be completed through the fourth quarter of 2004. This will enable customers to conduct their banking business at any one of the bank’s 11 convenient locations.

American Community will exchange an aggregate of 618,583 shares of its common stock and $7,075,616 for all of the outstanding shares of FNB Bancshares. Based on ACB Bancshares’ most recent closing price of $13.00 per share, the transaction is valued at over $15 million.

“This merger combines two companies with similar cultures and heritages, each of which has demonstrated a tremendous dedication to community banking,” said V. Stephen Moss, President and CEO of FNB Bancshares, Inc. and First National Bank of the Carolinas. “This partnership benefits our customers, our employees, and our shareholders.”

In conjunction with the merger, two members of the FNB Bancshares’ board of directors, including Mr. Moss, will be appointed to serve on American Community Bancshares’ board of directors. Mr. Moss also will remain CEO of First National Bank of the Carolinas.

American Community Bancshares, Inc. was represented in the negotiations of the transaction by McColl Partners, LLC, and FNB Bancshares, Inc. was represented by The Orr Group.

American Community Bancshares, Inc. is the holding company for American Community Bank, which is headquartered in Monroe, NC. American Community Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares’ stock is traded on the Nasdaq Small Cap market under the symbol ACBA with stock warrants traded under ACBAW.

Copies of this press release are available over the Internet at American Community Bank’s website, which is located at www.americancommunitybank.com, or by contacting American Community Bancshares’ investor relations at (704) 225-8444.

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This release contains certain “forward-looking statements” relating to present or future trends or factors affecting the financial services industry and specifically the operations, markets and products of American Community Bancshares, Inc. These statements identified by words such as “believes,” “expects,” “projects,” “anticipates,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected. American Community Bancshares undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.

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